Exhibit 99.1

NEWS RELEASE

DATE:  July 14, 2010

Oilsands Quest posts Axe Lake SAGD Pilot Project Summary and announces participation at conference

Calgary, Alberta -- (July 14, 2010) – Oilsands Quest Inc. (NYSE AMEX:BQI) (“OQI” or “the Company”) has posted the Project Summary for its upcoming Axe Lake Steam Assisted Gravity Drainage (“SAGD”) pilot on the Company’s web site at www.oilsandsquest.com.

The Axe Lake SAGD pilot will be a key initiative for Oilsands Quest as the Company advances toward commercial development. It will consist of a single well pair drilled at OQI’s Test Site 1 and will utilize existing surface facilities, modified to meet increased fluid handling requirements. The Axe Lake SAGD pilot will provide OQI with critical information to develop its commercial oil sands project at Axe Lake, including the steam containment properties of the glacial till overburden, operating pressures and gas and water production rates and compositions.

TD Newcrest Unconventional Oil Sands Forum

T. Murray Wilson, Chairman, President and Chief Executive Officer of Oilsands Quest will be presenting a Corporate Update on the Company’s current activities and plans at the TD Newcrest Unconventional Oil and Gas Forum 2010 conference on Thursday, July 15 in Calgary, Canada.

The presentation will be posted today and can be viewed at www.oilsandsquest.com

Statement of Oil and Gas Information filing

Oilsands Quest Inc. has filed its statement of oil and gas information for the year ended April 30, 2010 on Form 51-101F1, together with the related report of its external qualified resources evaluator and report of the Corporation's management and directors. The forms have been filed on SEDAR pursuant to National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators and can be accessed at http://www.sedar.com.

About Oilsands Quest
Oilsands Quest Inc. (www.oilsandsquest.com) is exploring one of Canada's largest holding of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

For more information:
Riyaz Mulji
Manager, Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941